                         SHAREHOLDER SERVICE AGREEMENT


     AGREEMENT made as of the 1st day of October, 1994 between OBERWEIS EMERGING GROWTH FUND, a Massachusetts business trust (the "Fund"), and OBERWEIS ASSET MANAGEMENT, INC., an Illinois corporation ("OAM").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), the units of beneficial interest ("Units") of which are registered under the Securities Act of 1933, as amended; and

     WHEREAS, the Fund is authorized to issue Units in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund has adopted a plan ("Plan") pursuant to Rule 12b-1 of the 1940 Act in order to provide for the payment of certain distribution and other costs by the Fund; and

     WHEREAS, the Fund, in accordance with the Plan, desires to retain OAM as the primary shareholder service agent for the Fund, and OAM is willing to act in such capacity:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Shareholder Service Agent. The Fund hereby appoints OAM as the primary shareholder service agent for the Fund for such series of the Fund having approved this Agreement (the "Shares") upon the terms and for the periods set forth in this Agreement. OAM hereby accepts such appointment and agrees to render the services and perform the duties of shareholder service agent as to the Shares as set forth herein.

     2. Services of Shareholder Service Agent. The services to be performed by OAM as shareholder service agent are set forth in Exhibit A hereto which may at any time or from time to time be modified or amended by agreement of the parties in the form of an amended or supplemental schedule initialed by their authorized representatives. OAM also agrees to perform such additional services within its capacity of shareholder service agent as may, from time to time, be requested by the Fund, provided that such additional services are the subject of a supplement to Exhibit A hereto.

     3. Costs and Expenses of Performance. The Fund will reimburse OAM for OAM's approximate out-of-pocket cost, if any, of providing certain of the services contemplated by this Agreement as set forth in Exhibit A, including the costs of postage, data entry, modification and printout, stationery, tax forms, and all other external forms or printed material which may be required for performance by OAM of the services contemplated by this Agreement ("Reimbursable Expenses"). OAM shall submit to the Fund a monthly report setting forth in reasonable detail the Reimbursable Expenses of OAM paid or incurred during such month. The Fund agrees to cause all such reports to be reviewed promptly (in no event less frequently than quarterly) after receipt. Immediately thereafter, OAM will be notified of any discernable errors, discrepancies or omissions.

     4. Record Retention and Confidentiality. OAM shall keep and maintain on behalf of the Fund all records which are required to be maintained pursuant to Rule 12b-1 and Rule 31a-1 under the 1940 Act that pertain to the activities under this Agreement and to preserve such records for the time periods prescribed under the 1940 Act; provided, however, OAM shall not be required to maintain those records which would duplicate records required to be maintained pursuant to any other agreement entered into by the Fund. In addition, OAM will maintain all records it is required to maintain pursuant to any applicable statutes, rules and regulations relating to the maintenance of records in connection with the services to be performed hereunder. Notwithstanding the foregoing, OAM shall maintain, for a period of at least six (6) years, all records and documents which may be needed or required to support or document the entries made by OAM in its performance of services hereunder. OAM agrees that all records required to be maintained under this paragraph shall be the property of the Fund, shall be maintained in such fashion as to preserve the confidentiality thereof, and to comply with applicable rules and regulations of federal and/or state securities laws, and shall, in whole or any specified part, be available for inspection by or surrender to the Fund at any reasonable time after receipt of an appropriate written request.

     5. Appointment of Firms. OAM may also appoint broker-dealer and other firms (including depository institutions such as commercial banks and savings and loan associations) to provide administrative services for their clients as shareholders of the Fund. The agreements between OAM and such other firms are collectively referred to as "Service Agreements" and shall be substantially in the form of the agreement attached hereto as Exhibit B (Broker-Dealer) or in a form otherwise approved by the Board of Trustees of the Fund. Such firms shall not be representatives or agents of the Fund and shall have no direct contractual relationship with the Fund.

     6. Services of Firms. The aforementioned broker-dealer and other firms (collectively "Firms") shall provide, among other things, office space and equipment, telephone facilities, personnel and assistance to OAM in servicing accounts of such Firm's clients who own Fund Shares. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records; processing purchase and redemption transactions; automatic investment in Fund shares of client account cash balances; answering routine client inquiries regarding the Fund; assistance to clients in changing dividend options, account designations and addresses; and such other services as the Fund may reasonably request.

     7. Annual Fee. For all of the other services to be provided by OAM hereunder, the Funds shall pay OAM compensation ("Service Fee") at an annual rate that may range from .05 to .25 of 1% of the Fund's average daily net assets, as the Fund's Board of Trustees (the "Board") and OAM shall mutually agree from time to time, computed and accrued daily and payable monthly, provided that the total of its Service Fee and Distribution Fee (as defined in the Distribution Agreement, of even date herewith, between the Fund and The Chicago Corporation does not exceed .50 of 1% of the Fund's average daily net assets as provided in this Agreement and in the said Distribution Agreement. The initial Service Fee shall be at the annual rate of .15 of 1% of the Fund's average daily net assets. This compensation shall be in addition to certain expense reimbursements provided for under Section 3 hereof. In the event that there is more than one series of Shares, this fee shall be allocated to the various series in proportion to the relative average daily net assets of such series.

     8. Fees to Firms. From the foregoing annual fee, OAM may pay compensation to the Firms, if any, who shall be providing services under the Service Agreements at the maximum annual rate of .15 of 1% of the average daily net asset value of Fund Shares in those accounts that such Firms maintain and service at a level deemed to be satisfactory to OAM.

     9. Expenses. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by OAM under this Agreement.

     10. Reports. OAM shall prepare reports for the Trustees of the Fund on a quarterly basis showing amounts expended by OAM under this Agreement and the purposes for such expenditures, including amounts paid to the various Firms, if any, and such other information as from time to time shall be reasonably requested by the Trustees of the Fund.

     11. Limitation of Liability. Neither OAM nor any of its agents or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except liability to the Fund or its Shareholders to which OAM would otherwise be subject by reason of OAM's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reasons of its reckless disregard of its obligations and duties under this Agreement. Any person, even though also an officer, employee or agent of OAM who may be or become an officer, Trustee, employee or agent of the Fund shall be deemed, when rendering services to the Fund or to any series, or acting on any business of the Fund or of any series (other than services or business in connection with OAM's duties as hereunder) to be rendering such services to or acting solely for the Fund or series and not as an officer, director, employee or agent or one under the control or direction of OAM even though paid by OAM.

     12.  Indemnification.

          (a) Subject to the conditions set forth below, the Fund agrees to indemnify and hold harmless OAM, its officers and employees, and each person, if any, who controls OAM within the meaning of Section 15 of the Securities Act of 1933 and Section 20 of the Securities Exchange Act of 1934 against any and all loss, liability, claim, damage and expense whatsoever, jointly and severally, or otherwise (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund's Registration Statement, the prospectus, or statement of additional information or any amendment or supplement thereof, or any advertisement or sales literature authorized by the Fund, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information with respect to OAM furnished to the Fund by or on behalf of OAM expressly for use in the Fund's Registration Statement, prospectus, statement of additional information or any amendment or supplement thereof or any advertisement or sales literature. If any action is brought against OAM or any controlling person thereof in respect of which indemnity may be sought against the Fund pursuant to the foregoing, OAM shall promptly notify the Fund in writing of the institution of such action and the Fund shall assume the defense of such action, including the employment of counsel selected by the Fund and payment of expenses. OAM, or any such controlling person thereof, shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at the expense of OAM or such controlling person unless the employment of such counsel shall have been authorized in writing by the Fund in connection with the defense of such action or the Fund shall not have employed counsel to have charge of the defense of such action, in which event such fees and expenses shall be borne by the Fund. Anything in this subparagraph to the contrary notwithstanding, the Fund shall not be liable for any settlement of any such claim or action effected without its written consent. The Fund agrees promptly to notify OAM of the commencement of any litigation or proceedings against the Fund or any of its officers or directors or controlling persons in connection with the issue and sale of shares or in connection with the Fund's Registration Statement, prospectus or statement of additional information, or any advertisement or sales literature.

     (b) OAM agrees to indemnify and hold harmless the Fund, each of its Trustees, each of its officers and each other person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act of 1933, with respect to statements or omissions, if any, made in the Fund's Registration Statement, prospectus or statement of additional information or any amendment or supplement thereof or any advertisement or sales literature in reliance upon and in conformity with information with respect to OAM furnished in writing to the Fund by or on behalf of OAM expressly for use in the Fund's Registration Statement, prospectus or statement of additional information or any amendment or supplement thereof or any advertisement or sales literature. In case any action shall be brought against the Fund or any other person so indemnified based on the Fund's Registration Statement, prospectus or statement of additional information or any amendment or supplement thereof and in respect of which indemnity may be sought against OAM, OAM shall have the rights and duties given to the Fund and the Fund and each other person so indemnified shall have the rights and duties given to OAM by the provisions of subparagraph (a) above.

     (c) Nothing herein contained shall be deemed to protect any person against liability to the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the duties of such person or by reason of the reckless disregard by such person of the obligations and duties of such person under this Agreement.

     13. Duration and Termination. This Agreement shall continue, unless sooner terminated as provided herein, until September 30, 1995, and shall thereafter continue in force from year to year so long as each such continuance is approved at least annually by the vote of the Board of Trustees of the Fund, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon the vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) on 60 days written notice to OAM. This Agreement may be terminated by OAM at any time, without the payment of any penalty, on 60 days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     14. Assignment. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in Section 2(a)(4) of the 1940 Act). OAM shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to consider whether an "assignment" will occur, and to take the steps necessary to enter into a new contract with OAM.

     15. Status of OAM as Independent Contractor. OAM shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     16. Affiliation. Subject to applicable statutes and regulations, it is understood that trustees, officers or agents of the Fund are or may be interested in OAM as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of OAM may be interested in the Fund otherwise than as a trustee, officer or agent.

     17. Amendment of Agreement. This Agreement may be amended by mutual consent of the parties hereto, but the consent of the Fund must be by the vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto.

     18. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 19 below which shall be construed in accordance with the laws of the Commonwealth of Massachusetts) the laws of the State of Illinois, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, subject to
Section 13 above.

     19. Limitation of Shareholder and Trustee Liability. This Agreement is executed by or on behalf of the Fund and OAM is hereby expressly put on notice of the limitation of Shareholder and Trustee liability as set forth in the Trust Agreement, and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and OAM shall not seek satisfaction of any such obligations from the Shareholders or any Shareholder of the Fund. In addition, OAM shall not seek satisfaction of any such obligations from the trustees or officers of the Fund or any individual trustee or officer.

     20. Arbitration. Any disputes or controversies between the parties to this Agreement involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall be submitted to arbitration. The arbitration shall be conducted in Chicago, Illinois in accordance with the Rules of the American Arbitration Association. The parties shall each appoint one person to hear and determine the dispute and, if they are unable to agree, then the two persons so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties. The decision rendered in arbitration shall be borne by the losing party or in such proportions as the arbitrator shall decide.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                 OBERWEIS EMERGING GROWTH FUND



                                 By: /s/ James D. Oberweis
                                    -------------------------------
                                 Its: President
                                     ------------------------------

Attest:

/s/ Anita I. Mraz
-----------------------------
Its: Secretary
    -------------------------

                                 OBERWEIS ASSET MANAGEMENT, INC.


                                 By: /s/ Patrick B. Joyce
                                    -------------------------------
                                 Its: Executive Vice President
                                     ------------------------------

Attest:

/s/ Martin L. Yokosawa
-----------------------------
Its: Vice President
    -------------------------

                                   EXHIBIT A

SERVICE TO BE RENDERED                                                          CHARGE TO FUND
----------------------                                                          --------------
I.  SHAREHOLDER ACCOUNTS
    --------------------
    1.  Open accounts, as necessary, and assist in maintaining on the records of the Fund's transfer agent current records for Fund shareholder accounts showing as to each shareholder (to the extent such information is available or obtainable):

       A.  Name(s) and address(es) with zip code(s)

       B. Type of account and taxpayer identification or social security number

       C.  Number of Fund Shares currently owned

       D.  Account transaction history, including records of
       initial and additional purchases, redemptions, dividends
       and other distributions, and related tax information.................        Annual Fee*

    2.  Maintain files of account applications, requests and
correspondence from or on behalf of shareholders in relation to
Fund Shares as well as copies of all written responses thereto..............        Annual Fee

    3.  Process with the Fund's transfer agent account records to show all changes or corrections to shareholders' registration and address records authorized in writing by or on behalf of the
shareholder.................................................................        Annual Fee

    4.  Assist the Fund's transfer agent to prepare and transmit by mail to each shareholder periodic statements reflecting all
purchases, dividends and redemptions of Fund Shares.........................   Annual Fee plus Cost


    5.  Assist the Fund's transfer agent in maintaining records of shareholders' transactions in Fund Shares for federal and state tax
and securities law purposes.................................................        Annual Fee

    6.  Requisition from the Fund's custodian and remit the
proceeds of redemption as directed by the individual shareholder in
accordance with the current prospectus of the Fund..........................        Annual Fee

--------------------
    * Annual Fee as used in this Exhibit A refers to the fee set forth in
      Section 11 of the Agreement.


SERVICE TO BE RENDERED                                                          CHARGE TO FUND
----------------------                                                          --------------
II.  SHAREHOLDER COMMUNICATIONS & SERVICES
     -------------------------------------
    1.  Provide, maintain and man telephone communication
systems for shareholder inquiries concerning the administration of
their Fund accounts.........................................................      Annual Fee

    2.  Receive and answer promptly all correspondence or
similar inquiries from or on behalf of shareholders concerning the
administration of their Fund accounts.......................................      Annual Fee

    3.  Refer to the Fund's investment adviser questions or
matters related to its function.............................................      Annual Fee

    4.  Prepare such reports and summaries of shareholder
communications as may be requested by the Fund's officers for the preparation of reports to the Fund's trustees and appropriate
regulatory authorities.....................................................       Annual Fee

    5.  Provide and maintain a terminal with on-line facilities to
provide information regarding Fund shareholder accounts....................    Annual Fee plus Cost

III. PROXY MATERIALS, ANNUAL AND OTHER REPORTS
     -----------------------------------------
    1.  Transmit (but not prepare) notices of meetings and proxy statements, prospectuses, annual, semi-annual and quarterly reports as shall be requested by the Fund and coordinate such mailings to
appropriate categories of Fund shareholders.................................         Cost

    2.  Assist the Fund's transfer agent to furnish to the Fund, by series if applicable, a list of Fund shareholders eligible to vote at shareholder meetings showing addresses of record and Shares held together with an affidavit or other appropriate certification of
the mailing of proxy materials..............................................      Annual Fee

IV. TAX MATTERS
    -----------
    1.  Assist the Fund's transfer agent to prepare and transmit federal and state tax informational returns relating to Share
transactions to shareholders and governmental agencies......................   Annual Fee plus Cost

                  EXHIBIT B TO SHAREHOLDER SERVICE AGREEMENT
                  ------------------------------------------

                              SERVICES AGREEMENT
                              ------------------

                                (Broker-Dealer)

    THIS AGREEMENT, made as of the ______ day of ____________, 1994, between Oberweis Asset Management, Inc., an Illinois corporation ("OAM"), as primary shareholder service agent for the sole series of the Oberweis Emerging Growth Fund, a Massachusetts business trust (the "Fund"), pursuant to a Shareholder Service Agreement ("Shareholder Service Agreement"), dated October 1, 1994, and __________________ (the "Firm");

    WHEREAS, simultaneously herewith, the Firm is entering into a certain Distribution Services Agreement (the "Distribution Services Agreement") with The Chicago Corporation, a Delaware corporation ("TCC"), as principal distributor for the sole series of the Fund;

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

    1. OAM hereby appoints the Firm to assist OAM in providing shareholder services to the Fund. The Firm shall provide such office space and equipment, telephone facilities and personnel, as is necessary or beneficial for providing information and services to OAM in servicing accounts of the Firm's clients who own Fund Shares. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, assistance to clients in changing dividend options, account designations and addresses, and such other shareholder services as OAM may reasonably request.

    It is understood and acknowledged that OAM is not registered as a broker/dealer under the Securities and Exchange Act of 1934, as amended, or any state securities law or any regulations promulgated thereunder, and it is hereby agreed that, notwithstanding anything to the contrary contained herein, the Firm shall not be required by the terms of this Agreement to perform, and shall not perform under this Agreement, any services that OAM must be so registered as a broker/dealer to perform or for the performance of which OAM would be deemed to be acting as such a broker/dealer.

    The Firm shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Firm agrees to release, indemnify and hold harmless the Fund, OAM, TCC, and the Fund's investment adviser, custodian and transfer agent from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Firm, its officers, employees or agents in connection with the services to be provided by the Firm under this Agreement. Principals of the Firm will be available to consult from time to time with OAM concerning administration and performance of the services contemplated by this Agreement.

    The Firm accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Firm shall, for purposes herein provided, be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or OAM in any way or otherwise be deemed an agent of the Fund or OAM.

    2. For the services and facilities described in Section 1, OAM will pay a fee (the "Services Fee") to the Firm after the end of each quarter at the annual rate of ______ of 1% of the average aggregate net asset value of the Fund shares in those accounts for which the Firm provides shareholder services at a level deemed by OAM to be satisfactory; provided that the aggregate Services Fee paid hereunder and Distribution Fee as defined in and paid under the Distribution Services Agreement shall not exceed the total annual rate of ______ of 1% of the average aggregate net asset value of the Fund shares in those accounts for which the Firm provides such shareholder services at such satisfactory level of performance. OAM may in its sole discretion pay such additional amounts to the Firm as shall be deemed appropriate by OAM. For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the quarter and year, respectively.

    3. No person is authorized to make any representations concerning the Fund or shares of the Fund except in accordance with the terms of this Agreement. Neither the Firm nor its agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Fund's current prospectus, statement of additional information or in such supplemental literature or advertising as may be authorized by the Fund or OAM.

    4. The Firm shall prepare such quarterly reports for OAM as shall reasonably be requested by OAM.

    5. This Agreement shall become effective on the date hereof and shall continue in effect until terminated. This Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act of 1940, and upon any termination of the Shareholder Service Agreement. It may also be terminated at any time by the Firm or OAM on thirty (30) days' written notice.

    6. The Firm acknowledges that OAM may enter into similar agreements with others without the consent of the Firm.

    7. If any provision of this Agreement shall be held or made invalid by a court decision, rule, or otherwise, the remainder shall not be affected thereby.

    8. All communications to OAM shall be mailed to One Constitution Drive, Aurora, Illinois 60506, Attention: Patrick B. Joyce. Any notice to the Firm shall be duly given if mailed or telegraphed to the address specified below.

This Agreement shall be construed in accordance with applicable federal law and the laws of Illinois.


OBERWEIS ASSET MANAGEMENT, INC.                The "FIRM"

                                               Firm Name:

                                               _________________________________

By_____________________________                By_______________________________

Its____________________________                Its______________________________

                                               Address__________________________

                                               _________________________________

                                               _________________________________

                                       3